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Exhibit 99.1

N  E  W  S      R  E  L  E  A  S  E

DADE BEHRING INC. 1717 Deerfield Road P.O. Box 778 Deerfield, IL 60015-0778	Tel: +1 (847) 267-5300 Fax: +1 (847) 267-5408
Contact:	Pattie Overstreet-Miller (Media) Nancy Krejsa (Investors)	(847) 267-5426 (847) 267-5483

DADE BEHRING REPORTS CONTINUED STRONG INCOME AND REVENUE

GROWTH IN SECOND QUARTER

$35 million in cash generated before financing activities during Q2 2003

$35 million payment made on bank term loans in August

Deerfield, IL (August 11, 2003)—Dade Behring Holdings, Inc. (NASDAQ: DADE) today reported strong growth in income and revenue during its second quarter ended June 30, 2003, driven by instrument placements, reagent consumption, and new product introductions. Net income for the quarter was $15.0 million, or $0.36 per share on a diluted basis, versus a net loss of $7.9 million for the second quarter of 2002. Revenue for the quarter rose 13.7 percent to $361.7 million. On a constant currency basis1, revenues rose 5.0 percent. Cash generated during the quarter before financing activities was $35.3 million.

        "This was a very strong quarter for the company, not only in terms of growth and profitability, but also in terms of cash generation," said Jim Reid-Anderson, Dade Behring's Chairman, President and CEO. "The company's targeted business strategy, its intense focus on customers, and its careful management of cash have all contributed to quarterly and year-to-date results that are both solid and balanced."

        Second quarter Bank EBITDA2 (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges, as defined in our credit agreements) was $76.5 million, compared with $64.3 million last year, an increase of 19.0 percent. On a constant currency basis1, Bank EBITDA2 grew $7.0 million or 10.1 percent, even as the company increased R&D spending by $6.4 million on a constant currency basis1.

        "As the world's largest company dedicated solely to clinical diagnostics, we feel a special responsibility to live up to our lab customers' highest expectations," said Reid-Anderson. "That means we have a strong commitment to quality, service, and partnerships built on trust—all of which we know our customers value. That commitment drives everything we do in this company, and plays a key role in generating the kind of consistent, solid business results we have seen over the past three years."

Operational Highlights

        Dade Behring reported strong performance across three of its four core product lines in the second quarter. The company's worldwide installed instrument base grew to approximately 41,000, an increase of 1.0 percent compared to the company's installed base at the end of the first quarter of

2003, and a 2.3 percent increase for the first six months of 2003. Furthermore, the company's installed base of strategic products (i.e., those that represent current versions of instrument offerings) grew by 3.5 percent in the second quarter of 2003 and 7.6 percent for the first six months of 2003.

        On a constant currency basis1, second quarter 2003 sales in North America increased by 7.5 percent versus second quarter 2002 sales, and international sales increased by 2.8 percent during the same period. R&D spending for the quarter was $30.5 million, a 36.2 percent increase over the prior year quarter. Year-to-date, the company's R&D spending was $56.3 million, a $15.1 million or 36.7 percent increase.

        Key factors driving the quarter's results include the following:

  •
  Increased revenues for core chemistry products, which rose 9.4 percent on a constant currency basis, driven largely by the Dimension® portfolio of products. During the quarter the company launched the RxLMax™ system, which is targeted at new mid-volume customers and existing RxL customers. Placements of Dade Behring's Xpand™ instrument, which continues to be the only consolidated chemistry/ immunochemistry system in the market for smaller labs, were also strong.

  •
  Overall hemostasis performance, with continuing strong sales momentum in coagulation and excellent revenue performance with the PFA® analyzer.

  •
  Introduction of new products to the market, including the RxLMax™ Suite and the    V-Twin™ Drug Testing System, which already has generated a positive response from the market.

        "Our goal is steady but significant growth across our core product lines. This quarter we also successfully launched important new instruments, and we are right on track in development of our next generation chemistry/immunochemistry analyzer, the Dimension® Vista™, which was formerly called Project Epsilon," added Reid-Anderson.

        "Our continued success is a tribute to Dade Behring's skilled and committed team of employees across the world, who understand the challenges faced by our customers in the central lab," ReidAnderson continued. "For them, the clinical lab is their sole focus, and they design our products, deliver our services, and add value based on that understanding. Their job is to deliver solutions and to be there for our customers."

        Net income for the quarter was $15.0 million, or $0.36 per share on a diluted basis. Cash earnings per share3 on a diluted basis was $0.65 and $1.40 for the second quarter and six months ended June 30, 2003, respectively. Cash earnings per share3 adds back depreciation/amortization and stock-based compensation expense, deducts capital expenditures and adjusts income tax expense to taxes actually paid. Weighted average fully diluted common shares were 41.7 million and 41.4 million for the second quarter and six months ended June 30, 2003, respectively.

        The company generated $35.3 million of cash before financing activities in the second quarter, including $6.6 million of incremental draws under account receivable factoring facilities. The company accelerated the payment of its debt by pre-paying $20.0 million of its bank term loans in June, equivalent to the first four amortization payments it was to have paid through September 2004. In addition, the company pre-paid an additional $35.2 million of its bank term loans in August.

        The company also announced today that Jim Reid-Anderson intends to adopt a stock sale plan pursuant to SEC Rule 10b5-1 to cover his stock options in the company. Rule 10b5-1 of the Securities Exchange Act of 1934 permits officers and directors of public companies to adopt written plans for trading specified amounts of company stock according to a pre-determined schedule, in order to gradually diversify their investment portfolios and to satisfy related income tax obligations. Reid-Anderson will increase his current direct ownership interest in the company through the exercise of stock options. Other members of the Dade Behring leadership team also intend to adopt 10b5-1 plans.

        "My decision to adopt a multi-year 10b5-1 plan for my stock options allows me to increase my direct stock ownership in Dade Behring through the exercise of stock options and pursue personal financial planning objectives," said Reid-Anderson.

        With 2002 revenues of nearly $1.3 billion, Dade Behring (NASDAQ: DADE) is the world's largest company dedicated solely to clinical diagnostics. It offers a wide range of products and systems designed to meet the day-to-day needs of labs. The company is headquartered in Deerfield, Illinois, and has operations in 43 countries. Additional company information is available on the Internet at www.dadebehring.com

        This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company's businesses. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

1.
Constant currency is not a U. S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. "Constant currency, "as defined or presented by us may not be comparable to similarly titled measures reported by other companies.

2.
To allow for accurate year-over-year comparisons and because it is an important financial metric for certain of our investors, the company will continue to report Bank EBITDA.

3.
"Cash earnings per share" is not a U. S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of our assets during our recent restructuring.

# # #

Dade Behring Holdings, Inc.
Revenue By Product Line

	Quarter Ended June 30
			% Change
(Dollars in millions)	2003	2002	Reported	On a Constant Currency Basis*
Product Line
Core Chemistry	$230.6	$196.8	17.2%	9.4%
Hemostasis	59.3	51.6	14.9%	3.1%
Mircobiology	35.4	32.5	8.9%	5.0%
Infectious Disease	19.9	18.0	10.6%	-6.8%
Mature Products	16.5	19.1	-13.6%	-22.0%

Total	$361.7	$318.0	13.7%	5.0%

	Six Months Ended June 30
			% Change
(Dollars in millions)	2003	2002	Reported	On a Constant Currency Basis*
Product Line
Core Chemistry	$446.4	$389.5	14.6%	7.3%
Hemostasis	116.6	100.8	15.7%	3.6%
Mircobiology	67.5	61.0	10.7%	6.4%
Infectious Disease	39.0	33.4	16.8%	-1.6%
Mature Products	34.9	39.5	-11.6%	-18.7%

Total	$704.4	$624.2	12.8%	4.4%

*
"Constant currency" is not a U.S. GAAP defined measure. We believe this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. "Constant currency" as defined or presented by us may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.
Consolidated Balance Sheets

(Dollars in millions, except share-related data)	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$77.7	$35.5
Restricted cash	8.7	7.9
Accounts receivable, net	283.8	289.7
Inventories	178.6	174.3
Prepaid expenses	14.8	18.9
Deferred income taxes	0.9	0.4

Total current assets	564.5	526.7
Property, plant and equipment, net	397.9	390.5
Debt issuance costs, net	12.7	14.0
Deferred income taxes	7.5	3.5
Identifiable intangible assets, net	410.7	414.3
Goodwill, net	524.7	543.0
Other assets	29.8	26.8

Total assets	$1,947.8	$1,918.8

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$3.3	$6.1
Current portion of long-term debt	—	5.0
Accounts payable	74.8	76.8
Accrued liabilities	222.8	228.5

Total current liabilities	300.9	316.4
Long-term debt	747.3	760.7
Deferred income taxes	120.7	122.6
Other liabilities	148.7	131.0

Total liabilities	1,317.6	1,330.7
Commitments and contingencies:
Common stock: $.01 par value; 65,000,000 and 50,000,000 shares authorized and 40,071,572 and 39,929,479 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	0.4	0.4
Additional paid-in capital	645.8	643.1
Unearned stock-based compensation	(0.1)	—
Accumulated deficit	(22.8)	(48.6)
Accumulated other comprehensive income (loss)	6.9	(6.8)

Total shareholders' equity	630.2	588.1

Total liabilities and shareholders' equity	$1,947.8	$1,918.8

Dade Behring Holdings, Inc.
Consolidated Statements of Operations

(Dollars in millions, except per share data)	Successor Company Quarter ended June 30, 2003	Predecessor Company Quarter ended June 30, 2002	Successor Company Six-months ended June 30, 2003	Predecessor Company Six-months ended June 30, 2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$361.7	$318.0	$704.4	$624.2
Cost of goods sold	169.2	156.5	333.1	304.7

Gross profit	192.5	161.5	371.3	319.5
Operating costs and expenses:
Marketing and administrative expense	121.0	108.1	234.6	207.1
Research and development expense	30.5	22.4	56.3	41.2
Cost reduction programs expense	—	0.9	—	1.9
Restructuring expense, net	—	(0.5)	—	1.4

Income from operations	41.0	30.6	80.4	67.9
Other income (expense):
Interest expense	(20.5)	(32.2)	(40.4)	(62.9)
Interest income	0.9	0.8	1.8	1.7
Balance sheet restructuring costs	—	(8.7)	—	(12.5)
Foreign exchange loss	1.8	4.0	(0.4)	(1.4)
Other expense	—	(0.5)	(0.6)	(2.5)

Income (loss) before income tax	23.2	(6.0)	40.8	(9.7)
Income tax expense	8.2	1.9	15.0	2.6

Income (loss) before cumulative effect of change in accounting principle	15.0	(7.9)	25.8	(12.3)
Cumulative effect of change in accounting principle	—	—	—	20.0

Net income (loss)	$15.0	$(7.9)	$25.8	$7.7

Basic and diluted earnings (loss) per Predecessor Company Class L and Common shares:
Loss before cumulative effect of change in accounting principle		$(0.18)		$(0.27)
Cumulative effect of change in accounting principle		—		0.40

Net earnings (loss) per share		$(0.18)		$0.13

Basic earnings per Successor Company common share	$0.37		$0.64

Diluted earnings per Successor Company common share	$0.36		$0.62

Net income to Bank EBITDA reconciliation:
Net income (loss)	$15.0	$(7.9)	$25.8	$7.7
Depreciation and amortization (including amortization of deferred financing fees)	33.6	29.1	65.8	56.0
Cumulative effect of change in accounting principle	—	—	—	(20.0)
Non-cash charges:
Loss on disposal of fixed assets	0.7	1.7	1.6	3.8
Stock-based compensation expense	0.1	0.4	1.5	0.8
Non-cash charge related to loss in equity investment	—	0.1	—	0.2
Other non-cash charges	—	—	—	0.4
Non-recurring charges:
Non-recurring cost reduction programs, net of reversals	—	0.4	—	3.3
Non-recurring charges related to balance sheet restructuring	—	8.7	—	12.5
Other non-recurring charges	—	0.1	—	0.1
Income tax expense	8.2	1.9	15.0	2.6
Interest expense, net (excluding amortization of deferred financing fees)	18.9	29.8	37.3	57.8

Bank EBITDA	$76.5	$64.3	$147.0	$125.2

Successor Company Net income to Cash Earnings reconciliation:
Net income	$15.0		$25.8
Depreciation and amortization (including amortization of deferred financing fees)	33.6		65.8
Capital expenditures	(25.4)		(45.3)
Stock-based compensation expense	0.1		1.5
Tax expense	8.2		15.0
Cash paid during the period for taxes	(4.2)		(5.0)

Cash Earnings	$27.3		$57.8

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Dade Behring Holdings, Inc. Consolidated Statements of Operations